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                      May 19, 2020

       GR Arun Kumar
       Director and Chief Financial Officer
       Vedanta Ltd
       1st Floor, C Wing, Unit 103
       Corporate Avenue, Atul Projects
       Chakala, Andheri (East)
       Mumbai - 400 093, Maharashtra, India

                                                        Re: Vedanta Ltd
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2019
                                                            Filed July 15, 2019
                                                            File No. 001-33175

       Dear Mr. Kumar:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Manufacturing